UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 22, 2008

Date of Report (Date of earliest event reported)

Commission File No. 0-14225

EXAR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	94-1741481
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

48720 Kato Road, Fremont, CA 94538

(Address of principal executive offices, Zip Code)

(510) 668-7000

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

The Board of Directors of Exar Corporation (the “Company”) has appointed Pedro (Pete) P. Rodriguez, a member of the Company’s Board of Directors, as the Company’s President and Chief Executive Officer effective April 28, 2008. Mr. Rodriguez will continue to serve as a member of the Board of Directors; however, in connection with his appointment, Mr. Rodriguez has resigned from the Audit, Compensation and Corporate Governance and Nominating Committees of the Company’s Board of Directors.

Mr. Rodriguez, age 46, joined the Company as a director in October 2005 and has over 24 years of engineering, sales and senior management experience in the semiconductor and electronics industry. Most recently, Mr. Rodriguez served from June 2007 to April 2008 as Chief Marketing Officer of Virage Logic Corporation, a semiconductor intellectual property supplier. Prior to that, Mr. Rodriguez served as President, CEO and a Director of Xpedion Design Systems, Inc., a private, venture-funded developer of electronic design automation solutions for wireless communication circuits and systems. Mr. Rodriguez held this role for six years until Xpedion was acquired by Agilent Technologies in 2006, where he continued until February 2007. Prior to Xpedion, Mr. Rodriguez held senior management positions in sales and marketing at Escalade Corporation, a provider of software for chip design acquired by Mentor Graphics. Mr. Rodriguez also held senior sales management positions at LSI Corporation, as well as product management and process engineering positions at Aerojet Electronics, Teledyne Microwave and Siliconix. Mr. Rodriguez holds an MBA from Pepperdine University, an MSEE from California Polytechnic University and a BS in Chemical Engineering from California Institute of Technology.

In connection with his appointment as President and Chief Executive Officer, on April 22, 2008 Mr. Rodriguez entered into an employment agreement with the Company (the “Employment Agreement”). Under the Employment Agreement Mr. Rodriguez is to receive base salary at an annualized rate of $400,000 a year (“Base Salary”) and will be eligible to receive an annual incentive bonus of up to 87.5% of his Base Salary. Mr. Rodriguez will also receive a one-time signing bonus of $100,000, less applicable withholdings and deductions, which is subject to repayment under certain circumstances. In addition, pursuant to the terms of the Employment Agreement, Mr. Rodriguez has been granted an option to purchase 560,000 shares of the Company’s common stock, which in accordance with the Company’s standard option grant practices is effective as of, and will have an exercise price per share equal to the fair market value per share of the Company’s common stock on, the first trading day of the month immediately following Mr. Rodriguez’s commencement of employment with the Company. The option will vest with respect to 25% of the option shares upon Mr. Rodriguez’s completion of twelve months of service (measured from his employment commencement date) and with respect to the balance in thirty-six (36) successive equal monthly installments upon completion of each additional month of service thereafter. Mr. Rodriguez is entitled to full acceleration of vesting of the option shares if he is terminated without Cause or resigns for Good Reason within twelve months after a Change of Control (all such terms as defined in the option agreement). Such option grant is being made under the Company’s 2006 Equity Incentive Plan and has a term of seven years. Upon his commencement of employment Mr. Rodriguez will no longer be eligible to receive cash or equity compensation paid to non-employee directors of the Company; however, the equity previously granted to Mr. Rodriguez in his capacity as a non-employee director will continue to vest in accordance with the grant agreements relating thereto. In addition to the equity acceleration benefits described above, Mr. Rodriguez is entitled under certain conditions to certain cash severance benefits upon termination of employment. A copy of the Employment Agreement is attached hereto as Exhibit 10.1 and is incorporated herein in its entirety by reference thereto. The description above of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement itself.

The Company issued a press release on April 23, 2008 announcing the appointment of Mr. Rodriguez as the Company’s President and Chief Executive Officer as described above. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

10.1	Employment Agreement between the Company and Pedro (Pete) P. Rodriguez

99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 23, 2008

EXAR CORPORATION

By:	/s/ J. Scott Kamsler
	Name:	J. Scott Kamsler
	Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Employment Agreement between the Company and Pedro (Pete) P. Rodriguez

99.1	Press Release